UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2006

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia (State or other jurisdiction of incorporation or organization)	0-12185 (Commission File Number)	Not Applicable (I.R.S. Employer Identification No.)

120 Prosperous Place, Suite 201 Lexington, Kentucky (Address of principal executive offices)	40509-1844 (Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2[b]]
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4[c])

Item 1.01 Entry into a Material Definitive Agreement
     On September 8, 2006, NGAS Resources, Inc. (“NGAS”) and its operating subsidiary, Daugherty Petroleum, Inc. (“DPI”), entered into a credit agreement with KeyBank National Association, as agent and primary lender. The credit agreement provides DPI with a senior secured revolving credit facility that replaces DPI’s prior credit facility with KeyBank, which had a scheduled maturity date of July 31, 2007 and a borrowing base of $35 million. The new facility has a five-year maturity for revolving term loans and letters of credit in an aggregate amount up to $125 million, with a current borrowing base of $50 million.
     Under the terms of the credit agreement, outstanding borrowings will bear interest at fluctuating rates ranging from KeyBank’s prime rate to 0.75% above that rate, depending on the amount of borrowing base utilization. Alternatively, DPI’s may elect Eurodollar based pricing from 1.5% to 2.5% above quoted LIBOR rates, depending on its borrowing base utilization. The credit agreement also provides for commitment fees ranging from 0.375% to 0.5% of the unused borrowing base. As of the date of the credit agreement, outstanding borrowings and letters of credit under the facility aggregated $35 million. The facility is secured by liens on DPI’s interests in its producing wells and field-wide gathering systems. Obligations under the credit agreement are guaranteed by NGAS.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits.

Exhibit
Number	Exhibit
10.1	Credit Agreement dated as of September 8, 2006 among NGAS Resources, Inc., Daugherty Petroleum, Inc. and KeyBank National Association, as agent for the lenders named therein.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NGAS RESOURCES, INC.
Date: September 8, 2006	By:	/s/ William S. Daugherty William S. Daugherty Chief Executive Officer (Duly Authorized Officer) (Principal Executive Officer)